Filed Pursuant to Rule 424(b)(3)
Registration No. 333-106925-08

SUPPLEMENT
To Prospectus Supplement dated September 29, 2003

$157,173,000 (Approximate)
STRUCTURED ASSET SECURITIES CORPORATION
Mortgage Pass-Through Certificates, Series 2003-BC3

Structured Asset Securities Corporation
Depositor

Aurora Loan Services Inc.
 Master Servicer

On September 30, 2003, the Structured Asset Securities Corporation Mortgage Pass-Through Certificates, Series 2003-BC3 (the “Certificates”) were issued in an original aggregate principal amount of approximately $157,173,000.  Each Certificate represented an undivided interest in the Trust Fund created pursuant to a Trust Agreement dated as of September 1, 2003, by and among Structured Asset Securities Corporation, as Depositor, Aurora Loan Services Inc., as Master Servicer, The Murrayhill Company, as Credit Risk Manager, and JPMorgan Chase Bank, as Trustee.  This Supplement to the above-referenced Prospectus Supplement (the “Prospectus Supplement”) supplements and updates certain of the information with respect to the mortgage loans.  Capitalized terms not defined herein have the meanings ascribed to them in the Prospectus Supplement.

The information contained in the attached monthly report to Certificateholders is to be read as part of the Prospectus Supplement.

The Date of this Supplement is November 16, 2004.

Statement to Certificateholders October 25 2004

DISTRIBUTION IN DOLLARS

CLASS	ORIGINAL FACE VALUE	PRIOR PRINCIPAL BALANCE	PRINCIPAL	INTEREST	TOTAL	REALIZED LOSSES	DEFERRED INTEREST	CURRENT PRINCIPAL BALANCE
A1	102,799,000.00	32,246,562.61	3,979,490.74	52,418.58	4,031,909.32	0.00	0.00	28,267,071.87
A2	18,159,000.00	18,159,000.00	0.00	33,755.56	33,755.56	0.00	0.00	18,159,000.00
M1	13,530,000.00	13,530,000.00	0.00	27,255.43	27,255.43	0.00	0.00	13,530,000.00
M2	10,127,000.00	10,127,000.00	0.00	28,276.83	28,276.83	0.00	0.00	10,127,000.00
M3	3,646,000.00	3,646,000.00	0.00	11,172.96	11,172.96	0.00	0.00	3,646,000.00
M4	6,076,000.00	6,076,000.00	0.00	22,872.76	22,872.76	0.00	0.00	6,076,000.00
M5	2,836,000.00	2,836,000.00	0.00	10,675.96	10,675.96	0.00	0.00	2,836,000.00
B	1,620,000.00	1,620,000.00	0.00	6,098.40	6,098.40	0.00	0.00	1,620,000.00
P	100.00	100.00	0.00	68,737.59	68,737.59	0.00	0.00	100.00
R	0.00	0.00	0.00	0.00	0.00	0.00	0.00	0.00
TOTALS	158,793,100.00	88,240,662.61	3,979,490.74	261,264.07	4,240,754.81	0.00	0.00	84,261,171.87

X	3,240,722.54	3,240,722.54	0.00	517,290.81	517,290.81	0.00	0.00	3,240,722.54

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE							PASS-THROUGH RATES
CLASS	CUSIP	PRIOR PRINCIPAL FACTOR	PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR	CLASS	CURRENT PASS THRU RATE

A1	86359A2P7	313.68556708	38.71137599	0.50991333	39.22128931	274.97419109	A1	2.090000%
A2	86359A3T8	1,000.00000000	0.00000000	1.85888871	1.85888871	1,000.00000000	A2	2.390000%
M1	86359A2Q5	1,000.00000000	0.00000000	2.01444420	2.01444420	1,000.00000000	M1	2.590000%
M2	86359A2R3	1,000.00000000	0.00000000	2.79222178	2.79222178	1,000.00000000	M2	3.590000%
M3	86359A2S1	1,000.00000000	0.00000000	3.06444323	3.06444323	1,000.00000000	M3	3.940000%
M4	86359A2T9	1,000.00000000	0.00000000	3.76444371	3.76444371	1,000.00000000	M4	4.840000%
M5	86359A2U6	1,000.00000000	0.00000000	3.76444288	3.76444288	1,000.00000000	M5	4.840000%

FACTOR INFORMATION PER $1000 OF ORIGINAL FACE							PASS-THROUGH RATES
CLASS	CUSIP	PRIOR PRINCIPAL FACTOR	PRINCIPAL	INTEREST	TOTAL	CURRENT PRINCIPAL FACTOR	CLASS	CURRENT PASS THRU RATE

B	86359A3S0	1,000.00000000	0.00000000	3.76444444	3.76444444	1,000.00000000	B	4.840000%
P	N/A	1,000.00000000	0.00000000	687,375.90000000	687,375.90000000	1,000.00000000	P	0.000000%
TOTALS		555.69582438	25.06085428	1.64531123	26.70616551	530.63497010

X	N/A	1,000.00000000	0.00000000	159.62206070	159.62206070	1,000.00000000	X	0.000000%

IF THERE ARE ANY QUESTIONS OR PROBLEMS WITH THIS STATEMENT, PLEASE CONTACT THE ADMINISTRATOR LISTED BELOW:
Diane E Wallace JPMorgan Chase Bank - Structured Finance Services 4 New York Plaza, 6th Floor, New York, New York 10004 Tel: (212) 623-4470 Fax: (212) 623-5858 Email: diane.e.wallace@chase.com

Total Beginning Number of Loans	1,190
Beginning Collateral Balance	91,481,239.06
Scheduled Interest	780,378.31
Scheduled Principal	80,310.74
Liquidation Proceeds	0.00
Insurance Proceeds	0.00
Repurchased Principal	0.00
Unscheduled Principal (Payoffs and Curtailments)	3,786,998.38
Current Losses	112,181.62
Ending Collateral Balance	87,501,748.32
Total Ending Number of Loans	1,138
Weighted Average Mortgage Rate for All Loans	10.31%
Weighted Average Net Mortgage Rate for All Loans	9.80%
Weighted Average Term to Maturity	311
OverCollateralization Amount	3,240,676.45
Targeted OverCollateralization Amount	3,240,676.45
OverCollateralization Deficiency Amount	0.00
OverCollateralization Release Amount	0.00
Monthly Excess Interest	547,676.30
Monthly Excess Cash Flow Amount	547,676.30
Extra Principal Distribution Amount	93,886.58
Servicing Compensation	38,117.18
Credit Risk Manager Fee	1,143.52
Trustee Fee	914.81
Current Advances Required	0.00
Current Advances Actually Made	0.00
Current Advances Shortfall	0.00
Cummulative Advances	0.00

REO Interest Not Advanced	5,758.12

Loans Delinquent
	Group 1
	Category	Number	Principal Balance	Percentage

	1 Month	67	6,177,349.16	7.06%
	2 Month	29	2,676,705.27	3.06%
	3 Month	25	1,715,473.16	1.96%
	Total	121	10,569,527.59	12.08%
	Group Totals
	Category	Number	Principal Balance	Percentage

	1 Month	67	6,177,349.16	7.06%
	2 Month	29	2,676,705.27	3.06%
	3 Month	25	1,715,473.16	1.96%
	Total	121	10,569,527.59	12.08%

	Please Note: Delinquency Numbers Do Not Include Bankruptcies and Foreclosures

Loans in Foreclosures
	Loans in Foreclosure
	Group 1
	Number	Principal
		Balance	Percentage
	30	3,629,049.41	4.15%
	Group Totals
		Principal
	Number	Balance	Percentage
	30	3,629,049.41	4.15%

Loans in Bankruptcy
	Loans in Bankruptcy

	Group 1
	Number	Principal Balance	Percentage

	33	2,733,687.00	3.12%
	Group Totals
	Number	Principal Balance	Percentage

	33	2,733,687.00	3.12%

Loans in REO
	Group 1
	Number	Principal Balance	Percentage

	7	961,363.19	1.10%
	Group Totals
	Number	Principal Balance	Percentage

	7	961,363.19	1.10%

Prepayment Penalties	68,737.59

Realized Losses
Current Realized Losses	112,181.62
Cummulative Realized Losses	478,460.73

Class M1 Unpaid Realized Loss Amount	0.00
Class M2 Unpaid Realized Loss Amount	0.00
Class M3 Unpaid Realized Loss Amount	0.00
Class M4 Unpaid Realized Loss Amount	0.00
Class M5 Unpaid Realized Loss Amount	0.00
Class B Unpaid Realized Loss Amount	0.00

Substitution Loan Amount	0.00

Outstanding Interest Shortfall
Class A1 Outstanding Interest Shortfall	0.00
Class A2 Outstanding Interest Shortfall	0.00
Class M1 Outstanding Interest Shortfall	0.00
Class M2 Outstanding Interest Shortfall	0.00
Class M3 Outstanding Interest Shortfall	0.00
Class M4 Outstanding Interest Shortfall	0.00
Class M5 Outstanding Interest Shortfall	0.00
Class B Outstanding Interest Shortfall	0.00
Class X Outstanding Interest Shortfall	0.00

Net Rate Carryover Amount - Class A1	0.00
Unpaid Net Rate Carryover Amount - Class A1	0.00
Net Rate Carryover Amount - Class A2	0.00
Unpaid Net Rate Carryover Amount - Class A2	0.00
Net Rate Carryover Amount - Class M1	0.00
Unpaid Net Rate Carryover Amount - Class M1	0.00
Net Rate Carryover Amount - Class M2	0.00
Unpaid Net Rate Carryover Amount - Class M2	0.00
Net Rate Carryover Amount - Class M3	0.00
Unpaid Net Rate Carryover Amount - Class M3	0.00
Net Rate Carryover Amount - Class M4	0.00
Unpaid Net Rate Carryover Amount - Class M4	0.00
Net Rate Carryover Amount - Class M5	0.00
Unpaid Net Rate Carryover Amount - Class M5	0.00
Net Rate Carryover Amount - Class B	0.00
Unpaid Net Rate Carryover Amount - Class B	0.00

Current Period Relief Act Interest Shortfalls	0.00
Class A1 Interest Accrual Relief Act Reduction	0.00
Class A2 Interest Accrual Relief Act Reduction	0.00
Class M1 Interest Accrual Relief Act Reduction	0.00
Class M2 Interest Accrual Relief Act Reduction	0.00
Class M3 Interest Accrual Relief Act Reduction	0.00
Class M4 Interest Accrual Relief Act Reduction	0.00
Class M5 Interest Accrual Relief Act Reduction	0.00
Class B Interest Accrual Relief Act Reduction	0.00
Total Class Interest Accrual Relief Act Reduction	0.00

Net Prepayment Interest Shortfalls	0.00
Class A1 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class A2 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class M1 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class M2 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class M3 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class M4 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class M5 Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Class B Interest Accrual Net Prepayment Interest Shortfall Reduction	0.00
Total Class Interest Accrual Relief Act Reduction	0.00

Net Prepayment Interest Excess	0.00

Basis Risk Interest Shortfalls Paid	0.00
Class A1 Basis Risk Interest Shortfalls Paid	0.00
Class A2 Basis Risk Interest Shortfalls Paid	0.00
Class M1 Basis Risk Interest Shortfalls Paid	0.00
Class M2 Basis Risk Interest Shortfalls Paid	0.00
Class M3 Basis Risk Interest Shortfalls Paid	0.00
Class M4 Basis Risk Interest Shortfalls Paid	0.00
Class M5 Basis Risk Interest Shortfalls Paid	0.00
Class B Basis Risk Interest Shortfalls Paid	0.00

Total Basis Risk Interest Shortfalls Paid	0.00
Class A1 Basis Risk Interest Shortfalls Paid	0.00
Class A2 Basis Risk Interest Shortfalls Paid	0.00
Class M1 Basis Risk Interest Shortfalls Paid	0.00
Class M2 Basis Risk Interest Shortfalls Paid	0.00
Class M3 Basis Risk Interest Shortfalls Paid	0.00
Class M4 Basis Risk Interest Shortfalls Paid	0.00
Class M5 Basis Risk Interest Shortfalls Paid	0.00
Class B Basis Risk Interest Shortfalls Paid	0.00

Sec. 5.06 Basis Reserve Fund
Beginning Balance	1,000.00
Proceeds from Permitted Investments	0.00
Deposits to the Basis Reserve Fund	0.00
Ending Balance	1,000.00

Cap Agreement Payments from Seller to X Class	63,501.09

Applicable Libor Rate	1.840000

Has the Trigger Event Occured	NO

Rolling 3 Month Prior Delinquency Percentage	12.4682%

Cummulative Realized Losses as a Percentage of Original Collateral Balance	0.0000%

Available Funds	4,627,865.29
Interest Remittance Amount	742,261.13
Principal Remittance Amount	3,885,604.16

Class X Distributable Amount	517,290.81